EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER (904) 598-7636

REGENCY CENTERS REPORTS FOURTH QUARTER & YEAR END RESULTS

FFO per share increased 8.2%, Dividend Increased 10%

Jacksonville, Fla. (February 6, 2008) — Regency Centers Corporation announced today financial and operating results for the quarter and year ended December 31, 2007.

Funds From Operations (FFO) for the fourth quarter was $81.2 million, or $1.16 per diluted share, compared to $77.0 million and $1.10 per diluted share for the same period in 2006. For the year ended December 31, 2007, FFO was $293.9 million or $4.20 per diluted share, compared to $270.0 million or $3.88 per diluted share for the same period in 2006, a per share increase of 8.2%. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $50.6 million, or $0.72 per diluted share, compared to $61.5 million and $0.89 per diluted share for the same period in 2006. Net income for the year ended December 31, 2007 was $184.0 million or $2.65 per diluted share, compared to $198.8 million and $2.89 per diluted share for the same period in 2006 due to a lower level of operating property sales and resulting gains in 2007.

Portfolio Results

For the three months ended December 31, 2007, Regency’s results for wholly-owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Same store net operating income (NOI) growth: 3.3%
•	Same store rental rate growth on a cash basis: 11.3%
•	Leasing transactions: 485 new and renewal lease transactions for a total of 2.0 million square feet

For the year ended December 31, 2007, Regency’s results for wholly-owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Same store net operating income (NOI) growth: 3.0%
•	Same store rental rate growth on a cash basis: 13.0%
•	Percent leased (operating properties only): 95.0%
•	Leasing transactions: 1,883 new and renewal lease transactions for a total of 7.2 million square feet

Acquisitions, Capital Recycling and Co-investment Partnerships

During the year Regency sold $438.4 million of consolidated and unconsolidated operating properties and development properties. In the fourth quarter eight operating properties were sold out of the Macquarie co-investment partnership as a portfolio at a gross sales price of $104.0 million and a cap rate of 6.84%. Three completed developments were sold to the Regency Retail Partners open-end fund for a gross sales price of $56.5 million at a weighted average cap rate of 6.28%. Three more completed developments, one of which was unconsolidated, were sold to unrelated third parties for a gross sales price of $47.8 million and a weighted average cap rate of 6.35%. During the quarter the Company sold five outparcels for total proceeds of $8.9 million.

Also during the quarter, Regency, along with its co-investment partner Oregon Public Employees Retirement Fund, acquired seven grocery-anchored retail centers at a gross purchase price of $76.7 million and a weighted average cap rate of 6.92%. Regency’s share of the cost was $15.3 million.

Development

During the quarter, the Company started seven new development projects representing $136.6 million of estimated net costs after partner participation. These starts have an expected NOI yield of 8.71% on net development costs after partner participation. Regency’s shadow pipeline of potential future starts totals over $1.6 billion. As of December 31, 2007, the Company had 50 projects under development for an estimated total net investment at completion of $1.1 billion and an expected return of 8.96% on net development costs after partner participation. The in-process developments are 55% funded and 80% leased and committed, including tenant-owned GLA.

Capital Markets

During the quarter, Standard and Poor’s upgraded Regency Centers’ Corporate Credit rating and Senior Unsecured rating to BBB+ from BBB.

Dividend

On February 5, 2008, the Board of Directors declared a quarterly cash dividend of $0.725 per share, payable on March 5, 2008 to shareholders of record on February 20, 2008. This increase represents a 10% increase to $2.90 on an annualized basis. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on March 31, 2008 to shareholders of record on March 3, 2008; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on March 31, 2008 to shareholders of record on March 3, 2008; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on March 31, 2008 to shareholders of record on March 3, 2008.

Conference Call

In conjunction with Regency’s fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, February 7 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its fourth quarter 2007 supplemental information package that may help investors estimate earnings for 2008. A copy of the Company’s fourth quarter 2007 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter and year ended December 31, 2007. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income to Funds From Operations—Actual Results

For the Periods Ended December 31, 2007 and 2006	Three Months Ended		Year to Date
	2007	2006	2007	2006
Net income for common stockholders	$50,560,865	$61,460,879	$183,975,177	$198,836,277
Adjustments to reconcile to Funds from Operations:
Depreciation expense—consolidated properties	20,987,526	18,628,540	77,307,673	73,450,021
Depreciation and amortization expense—uncons properties	10,448,747	10,787,702	42,547,686	43,415,510
Consolidated JV partners’ share of depreciation	(129,461)	(20,568)	(481,404)	(239,076)
Amortization of leasing commissions and intangibles	3,207,432	2,857,526	12,106,277	11,350,984
(Gain) loss on sale of operating properties, including JV’s	(4,235,866)	(17,392,850)	(23,214,823)	(59,729,735)
Minority interest of exchangeable partnership units	379,845	711,163	1,650,067	2,875,808

Funds From Operations	81,219,088	77,032,392	293,890,653	269,959,789
Dilutive effect of share-based awards	(213,816)	(183,186)	(790,222)	(814,262)

Funds From Operations for calculating Diluted FFO per Share	$81,005,272	$76,849,206	$293,100,431	$269,145,527

Weighted Average Shares For Diluted FFO per Share	69,926,241	69,723,104	69,809,383	69,373,514

Reported results are preliminary and not final until the filing of our Form 10-K with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At December 31, 2007, the Company owned 451 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 59.2 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 187 shopping centers, including those currently in-process, representing an investment at completion of nearly $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.